EMPLOYMENT AGREEMENT
                                     BETWEEN
                                 DOCUPORT, INC.
                                       AND
                                NORMAN DOCTEROFF

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 5th day of April, 1999 (the "Effective Date"), by and between DOCUPORT, INC., a Canadian corporation (the "Company" or the "Employer"), having an address at Suite 3500, 1155 Rene-Levesque W., P.O. Box 60, Montreal, Province of Quebec, Canada; and NORMAN DOCTEROFF ("Employee"), having an address at 31 Twin Bridges Road, Fairfield, New Jersey 07005.

                                    RECITALS

      A. Employee has substantial experience and expertise in operating and managing one or more business enterprises including but not limited to management and supervision of sales, marketing, finances and manufacturing operations of business enterprises.

      B. The Company is a corporation engaged in the development of peripheral equipment for computers including but not limited to portable fax machines, scanners and copiers.

      C. The Company desires to employ Employee to manage the business of the Company.

      NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and for their mutual reliance, the parties hereto agree as follows:

      1. Establishment of Relationship.

            The Company hereby employs Employee as President and Chief Operating Officer of the Company, and Employee hereby accepts and agrees to such employment in accordance with all of the terms and conditions of this Agreement. During the term of this Agreement, Employee shall manage and supervise the business of the Company, subject to the direction of the Board of Directors, including but not limited to review and control of accounting, marketing and sales, and perform such other services as may be delegated to Employee by the Board of Directors of the Company, as shall be consistent with the position in which Employee is employed hereunder. Employee hereby agrees to devote his best endeavors and skill, for the interest, benefit and best advantage of Company and shall devote a substantial portion of his work time consisting of a minimum of thirty (30) hours per week to the business of the Company. Employee may accept, as his sole and exclusive property, payments received by Employee for other services rendered by Employee outside the scope of Employee's employment by the Company so long as the provision of such services do not interfere with the provision of services to be provided by Employee on behalf of Company pursuant to or as contemplated by this Agreement.

      2. Representations and Warranties of Employee.

            The Company has entered into this Agreement in reliance on the Employee's representation and warranties. Employee hereby represents and warrants to the Company that he has


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

the power and authority to enter into this Agreement and that the Employee's execution of this Agreement does not violate, conflict with or cause and event of default pursuant to any other Agreement or obligation of which Employee may be a party or which he may be bound.

      3. Duties and Covenants of Employee.

            3.1 The duties of Employee pursuant to this Agreement shall be those customarily performed by the President and Chief Operating Officer, including the duties to:

                  (a) Establish marketing and sales plans, and establish realistic sales goals on a monthly, quarterly and annual basis;

                  (b) Have complete day to day responsibility for the operations of the Company, including contract negotiations, supervision of sales and marketing and accounting and participation in financial public relations including, but not limited to road shows;

                  (c) Sign all checks on behalf of the Company for any and all expenses incurred in the course of the Company's business up to $20,000, with checks in excess of $20,000 requiring a second signatory designated, from time to time by the Company's Board of Directors;

                  (d) Prepare, in connection with the services to be provided by Employee under this Agreement, all reports and correspondence necessary or appropriate in the circumstances, it being understood by the parties that all such records, reports, and correspondence shall be the property of the Company;

                  (e) Prepare a budget for the operations of the Company which shall be submitted to the Board of Directors in or before June 1, 1999 for the balance of 1999 and on or before November 1, of each year commencing November 1, 1999 for the succeeding calendar year, which budget shall be subject to approval by the Board of Directors and shall be followed by the Employee, except as may be otherwise approved by the Board of Directors.

                  (f) Promote, as and to the extent permitted by law and applicable ethical standards, the business of the Company; and

                  (g) Perform such other duties as the Board of Directors of the Company shall from time to time, reasonably direct; provided such duties are consistent with the position of President and Chief Operating Officer of the Company.

      Notwithstanding the foregoing duties of the Employee, the Employee shall not have the power and authority to bind the Company or enter into agreements or commitments on behalf of the Company without the prior approval of the Board of Directors of the Company

      3.2 In the performance of Employee's duties set forth in this Section 3, Employee


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

covenants that Employee shall notify the Company within five (5) business days after the occurrence of any of the following; (i) the accusation of Employee of a felony or any other crime involving moral turpitude or immoral conduct; (ii) Employee's incapacity or disability or any condition affecting Employee which adversely effects Employee's ability to provide his services as required under this Agreement;

      4. Office Space, Personnel and Administrative Support.

            The Company shall furnish, at its expense, to Employee, the following: (a) adequate office space as may be reasonable necessary for the performance of Employee's duties hereunder, (b) equipment and furniture for use by Employee in performing his duties, and (c) such support personnel, if any, as may be necessary to enable Employee to perform his duties.

      5. Compensation; Benefits.

            In consideration for Employee agreeing to work for the Company, Employee shall be entitled to receive and shall receive warrants to purchase, exercisable at Two ($2.00) Dollars per share, Two Hundred Fifty Thousand (250,000) shares of Stock in the Company. Said warrants shall be earned and delivered to Employee in equal monthly installments of 6,945 warrants per month, on the last day of each month; provided however if Employee is terminated, other than for cause, the then remaining warrants shall be deemed to be vested and immediately delivered to Employee. In the event Employee is terminated "With Cause" (as hereinafter defined), or if the Employee terminates his employment, the balance of the undelivered warrants shall terminate and be of no further force and effect. All warrants must be exercised within three (3) years of the date they are issued.

      6. Term.

            The term of this Agreement shall commence on April 15, 1999, and shall continue in full force and effect thereafter for an initial term of three
(3) years. Thereafter, this Agreement shall be automatically extended for successive one (1) year terms unless terminated by either party at any time, by giving the other party ninety (90) days prior written notice of such termination. There shall be no additional warrants or other consideration given to Employee if this Agreement is extended.

      7. Termination.

            7.1 This Agreement may be terminated immediately by the Company by notice to Employee upon the occurrence of any of the following events (hereinafter defined as "With Cause");

                  (a) Upon Employee's death or permanent disability (the term "permanent disability" shall be defined as the failure of the Employee to perform his duties and responsibilities for a total of sixty-five (65) days (excluding Saturdays, Sundays and holidays upon which banks are


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

closed in the State of New Jersey) during any twelve (12) consecutive months during the term of this Agreement, or the determination by an independent physician that Employee is permanently disabled): or

                  (b) Employee's conviction of a felony or of any other crime involving moral turpitude.

                  (c) Employee's willful malfeasance or gross negligence;

                  (d) Employee's fraud, misappropriation or embezzlement;

                  (e) Employee's failure to perform such duties which are reasonably assigned to him by the Board of Directors of the Company, provided such duties are customary and appropriate for his position as President and Chief Operating Officer of the Company; or

                  (f) Employee's default, violation of, or failure to perform any material provision of this Agreement;

provided however, that with respect to items (e) and (f) above, termination shall be subject to receipt of written notice by the Employee from the Company specifying the failure or default and the Employee failing to cure such failure or default within five (5) days after such notice. Except with respect to the five (5) days notice to terminate the Employee with respect to items (e) and (f) pursuant to the preceding sentence, the Employer may terminate this Agreement and the Employee's employment With Cause upon notice to the Employee, which notice shall state the cause for termination and the date of termination which, at the Company's election, may be effective immediately. Such termination of the Employee's employment shall not constitute a breach of this Agreement by the Company and the Employer's sole obligation to the Employee shall be to pay the Employee the amount of any compensation then due to the Employee through the date of termination.

            7.2 The Company, may terminate Employee for any reason other than as set forth in Section 7.1, upon thirty (30) days notice, provided that all warrants to purchase the stock of the Company set forth in Section 5 shall be immediately vested in Employee and delivered to Employee.

            7.3 Termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed on or after the date of termination.

      8. Rights and Obligations upon Termination; Access to Books and Records.

            Upon termination of Employment, Employee shall remove all of Employee's work items and materials from the Company's office and turn over to Company all materials belonging to Company. All customer records shall remain the exclusive property of Company.


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

      9. Confidential Information and Restrictive Covenants.

            A. Confidential Information; Non-Disclosure.

                  (i) As used in this Agreement, "Confidential Information" means information which is presented to the Employee by the Company or developed, conceived or created by the Company, or disclosed to the Employee or known by or conceived or created by the Employee during the term of the Employee's employment by the Company, with respect to the Company, its business or any of its products, processes, and other services relating thereto relating to the past, present or future business of the Company or any plans therefore, or relating to the past, present or future business of a third party or plans therefore which are disclosed to the Employee. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the Company that the Company informs the Employee or the Employee should know, by virtue of his position or the circumstances in which the Employee learned such other information, is to be kept confidential including, but not limited to, any information acquired by the Employee from any sources prior to the commencement of the Employee's employment by the Company. Confidential Information also includes similar information obtained by the Company in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

                  (ii) Except as required in the performance of the Employee's duties as an employee, the Employee will not, during or after his employment, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. The Employee shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The foregoing prohibition shall not apply to any Confidential Information which: (a) was generally available to the public prior to such disclosure; (b) becomes publicly available through no act or omission of the Employee, (c) is disclosed as reasonably required in a proceeding to enforce the Employee's rights under this Agreement or (d) is disclosed as required by court order or applicable law.

                  (iii) Upon termination of the Employee's employment with the Company for any reason or at any time upon request of the Company, the Employee agrees to deliver to the Company all materials of any nature which are in the Employee's possession or control and which are or contain Confidential Information, Work Product or Work Products (hereinafter defined), or


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

which are otherwise the property of the Company or any vendor, licensor, licensee, customer or client of the Company, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes.

                  (iv) All ideas, inventions, discoveries or improvements, whether patentable or not, conceived by the Employee (alone or with others) during the term of the Employee's employment by the Company ("Work Products") shall be the exclusive property of and assigned to the Company or as the Company may direct without compensation to the Employee. Any records with respect to the foregoing shall be the sole and exclusive property of the Company and the Employee shall surrender possession of such records to the Company upon any suspension or termination of his employment with the Company. Any Work Product shall be deemed incorporated in the definition of Confidential Information for all purposes hereunder.

                  (v) The Employee will not assert any rights with respect to the Company, its business, or any of its products, processes and other services relating thereto, Work Product or any Confidential Information as having been acquired or known by the Employee prior to the commencement of the Employee's employment with the Company.

            B. Work Products.

                  (i) The Employee represents and warrants to the Company that all work that the Employee performs, for or on behalf of the Company and its clients, and all work product that the Employee produces, including, but not limited to, software, documentation, memoranda, ideas, designs, inventions, processes, algorithms, etc. (also " Work Product") will not knowingly infringe upon or violate any patent, copyright, trade secret or other property right of any of the Employee's former employers or of any other third party. Further, the Employee will not disclose to the Company or use in any of the Employee's Work Product any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented to such disclosure and usage.

                  (ii) The Employee will promptly disclose to the Company all Work Products developed by the Employee within the scope of his employment with the Employer or which relate directly to, or involve the use of, any Confidential Information including, but not limited to, all software, concepts, ideas and designs, and all documentation, manuals, letters, pamphlets, drafts, memoranda and other documents, writings or tangible things of any kind.

                  (iii) The Employee acknowledges and agrees that all copyrightable Work Products prepared by the Employee within the scope of the Employee's employment with the Company are "works made for hire" and, consequently, that the Company owns all copyrights thereto.

                  (iv) The Employee hereby assigns, transfers and conveys to the Company,


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

without additional consideration, all of her other rights, title and interest (including, but not limited to, all patent, copyright and trade secret rights) in and to all Work Products prepared by the Employee, whether patentable or not, made or conceived, in whole or in part, by the Employee within the scope of the Employee's employment by the Company, or that relate directly to, or involve the use of, Confidential Information.

                  (v) The Employee will, without additional compensation, execute all assignments, oaths, declarations and other documents requested by the Company to effect and further evidence the foregoing assignment, transfer and conveyance, and agree to provide all reasonable assistance to the Company (at the Company's expense) to provide all information, documentation and assistance to the Company in perfecting, enforcing, defending or protecting any or all of the Company's rights in all Work Product.

            C. Restrictive Covenants.

                  (i) The Employee agrees that he shall not use the name "Docuport" or any variation thereof or any variation thereof, except in the course of his employment by the Company.

                  (ii) From the date hereof and for a period of one (1) year following the end of the Term (notwithstanding the earlier termination of this Agreement), the Employee will not, anywhere within North America, directly or indirectly, own, manage, join, control, be employed by, or participate in the ownership (other than the ownership of less than one (1%) percent of the issued and outstanding shares of any publicly-held corporation), operation or control of, or be connected in any manner with, any corporation or other entity engaged in any activity of the type and character of the business then conducted by the Company or which the Company plans to conduct at the time of termination of this Agreement, whether for his own account or as an employee of any other person, firm or corporation.

                  (iii) During the Term of the Employee's employment by the Company, and for a period of one (1) year following the termination of his employment (whenever, however and by whomever caused) Employee will not (a) induce or attempt to induce any customer or client of the Company to reduce such customers or client's business with the Company; (b) solicit or attempt to induce any of the Company's employees to leave the employment of the Company;
(c) induce or attempt to induce any of the Company's suppliers or vendors to reduce the business which they do with the Company; or (d) take any other action prejudicial to the Employer or its business affairs or interests.

                  (iv) The restrictions which are contained in this Paragraph "9" of this Agreement shall apply to all locations within North America. The Employee hereby acknowledges and agrees that the Company has plans to carry on substantial business throughout North America.


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

            D. Reasonableness of Restrictions

                  Employee agrees that the duration, scope and geographic area for which the provisions set forth in this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

            E. Time Periods Not Limited

                  Any period of time set forth in this Agreement shall not be construed to permit the Employee to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

            F. Equitable Relief.

                  Employee acknowledges that the services to be rendered by the Employee hereunder are of a special character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Furthermore, a breach by the Employee of any of the provisions contained in this Paragraph "9" of this Agreement, will cause the Company irreparable injury and harm. The Employee expressly agrees that, notwithstanding anything which is contained in this Agreement to the contrary, the Company shall be entitled to injunctive or other equitable relief to prevent the Employee's breach or anticipated breach of the provisions contained in this Paragraph "9" of this Agreement. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which the Company may have for damages or otherwise.

      10. Assignment.

            Employee shall not assign any rights or delegate any duties under this Agreement without the prior written consent of Company. Any unauthorized attempted assignment shall be null and void and of no force or effect.

      11. Notices.

            Any and all notices, requests, payments, demands and other communications, required or permitted hereunder shall be given to the respective parties in writing, by registered or certified mail, postage prepaid, return receipt requested, addressed to the Company or the Employee,


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

as the case may be, as follows:

To Company:                   Docuport, Inc.
                              Suite 3500
                              1155 Rene-Levesque W.
                              Montreal, Quebec
                              Canada
                              Attn: Mr. Raja Tuli

Copy to:                      Mintz & Fraade, P.C.
                              488 Madison Avenue
                              New York, New York 10022
                              Att:  Frederick M. Mintz

To Employee:                  Mr. Norman Docteroff
                              81 Two Bridges Road
                              Fairfield, New Jersey 07005

or at such other address(es) and to such other persons(s) as either party may from time to time designate by notice given as herein provided. Notices shall be deemed effective seventy-two (72) hours after deposit in the United States mail if sent by certified or registered mail.

      12. Severability.

            If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. In event that a provision of this Agreement is rendered invalid or unenforceable as provided in this Paragraph 12 and its removal has the effect of materially altering (i) the obligations of Company in such manner as , in the sole judgment of Company, will cause the Company to act in violation of its Operating Agreement or Certificate of Formation, or (ii) the obligations of either Company or Employee in such manner as in the reasonable judgment of the affected party, will cause serious financial hardship to such party, the party so affected shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party. In the event of termination pursuant to this Section 12, the provisions of Paragraph 7 shall govern such termination.

      13. Amendment.

            No modification, amendment or addition to this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by both parties.


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      14. Entire Agreement.

            This Agreement and the documents referred to herein contain all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof. No other understanding, oral or otherwise, regarding the subject matter of this Agreement, shall be deemed to exist or to bind either party

      15. Binding Effect.

            This Agreement shall be binding on the parties, their distributees, legal representatives, successors and permitted assignees.

      16. Choice of Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      17. Interpretation.

            No provision of this Agreement is to be interpreted for or against either party because that party's legal representative drafted such provision.

      18. Headings.

            The headings which are used in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

      19. Waiver of Breach.

            No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof, regardless of whether similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      20. Duplicate Originals.

            This Agreement may be executed in any number of counterpart copies, all of which constitute one and the same Agreement and each of which shall constitute an original, and shall become effective upon execution and delivery to Company and the Employee.

      21. Legal Representation.

            Employee acknowledges that Employee has been advised by the Company to seek his own separate counsel in connection with the negotiation and execution of this Agreement.


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Employee further acknowledged that prior to the execution of this Agreement,
Employee has apprised himself of sufficient relevant information, through counsel or through other sources of Employee's selection, in order that Employee can intelligently exercise his own judgment in deciding whether to execute, and negotiating the contents of, this Agreement.

      22. Assistance in Litigation.

            During the term of this Agreement, Employee shall be available to Company, at no additional cost to the Company, to testify as an expert witness, or otherwise, in the event of litigation brought against Company based upon a claim of negligence or any other cause of action regarding Employee, except if Employee is a named adverse party.

      23. Governing Law; Disputes. This Agreement shall in all respects be construed, governed, applied and enforced in accordance with the internal laws of the State of New Jersey without giving effect to the principles of conflict of laws and be deemed to be an agreement made under the laws of and entered into in the State of New Jersey. Except as otherwise provided in Article "9" of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the rules then obtaining of the American Arbitration Association in New York, New York. The parties may agree in writing to conduct any arbitration in another location or forum by their mutual consent. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the Courts in the County of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph "11" of this Agreement. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators; provided, however, that if a proceeding is commenced to confirm and enter a judgment thereon by the Courts of the State of New York and such application is denied, no such costs or attorneys fees shall be paid. In connection with the arbitrators' determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the facts and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party unless the amount of the arbitration award is greater than fifteen (15%) percent of the amount offered in writing by the other party. For example, if the party initiating the arbitration ("A") seeks an award of $100,000 plus costs and expenses, the other party ("B") has offered A $50,000 prior to the commencement of the arbitration proceeding, and the arbitration panel awards


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any amount less than $57,500 to A, the panel should determine that B has
"prevailed".

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

                                          DOCUPORT, INC.
                                          ("Company")

                                          By: /s/ Raja Tuli
                                             ------------------------------
                                                                  , Title


                                          /s/ Norman Docteroff
                                          ---------------------------------
                                          NORMAN DOCTEROFF, Employee


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